Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of KVAC (Cayman) Limited (the “Company”) on Amendment No. 2 to Form F-4 to be filed on December 11, 2024, of our report dated March 29, 2024, with respect to our audit of the consolidated financial statements of Keen Vision Acquisition Corp. as of December 31, 2023 and 2022, and for the years then ended, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts”.

/s/ Adeptus Partners, LLC

Adeptus Partners, LLC

Ocean, New Jersey

December 11, 2024